Exhibit 99.2

OFFER TO EXCHANGE
EACH OUTSTANDING SHARE OF COMMON STOCK
OF
ETRIALS WORLDWIDE, INC.
FOR $0.80 IN CASH
AND 0.3448 SHARES
OF COMMON STOCK
OF
MERGE HEALTHCARE INCORPORATED
MADE BY
MERGE ACQUISITION CORP.,
A WHOLLY-OWNED SUBSIDIARY OF
MERGE HEALTHCARE INCORPORATED

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, AT THE END OF JULY 14, 2009, UNLESS EXTENDED.

June 16, 2009

To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

We have been engaged by Merge Healthcare Incorporated, a Delaware corporation ("Merge Healthcare"), and Merge Acquisition Corp., a Delaware corporation ("Merge Acquisition") and a wholly owned subsidiary of Merge Healthcare, to act as Information Agent in connection with Merge Acquisition's offer to exchange all outstanding shares of common stock, par value $0.0001 per share, of etrials Worldwide, Inc., a Delaware corporation ("etrials") (the "Common Stock" and each share of Common Stock being hereinafter referred to as a "Share"), for consideration consisting of a combination of 0.3448 shares of Merge Healthcare common stock, par value $.01 per share (the "Merge Healthcare Common Stock"), and $0.80 in cash, net without interest, upon the terms and subject to the conditions set forth in the Preliminary Prospectus/Offer to Exchange dated June 16, 2009 (the "Preliminary Prospectus"), and the related Letter of Transmittal (which, each as amended or supplemented from time to time, together constitute the "Offer") enclosed herewith. All capitalized terms used and not otherwise defined herein shall have the meanings ascribed to them in the Preliminary Prospectus.

Please furnish copies of the enclosed materials to those of your clients for whom you hold Shares registered in your name or in the name of your nominee.

THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION DATE (AS DEFINED IN THE SECTION OF THE PRELIMINARY PROSPECTUS ENTITLED "THE OFFER – EXPIRATION OF THE OFFER") THAT NUMBER OF SHARES WHICH REPRESENTS AT LEAST A MAJORITY OF THE FULLY DILUTED SHARES (AS SUCH TERM IS DEFINED IN THE MERGER AGREEMENT) ON THE DATE SHARES ARE ACCEPTED FOR PAYMENT. THE OFFER IS ALSO SUBJECT TO THE OTHER CONDITIONS SET FORTH IN THE PRELIMINARY PROSPECTUS. SEE THE SECTION OF THE PRELIMINARY PROSPECTUS ENTITLED "THE OFFER –CONDITIONS TO THE OFFER."

For your information and for forwarding to your clients for whom you hold Shares registered in your name or in the name of your nominee, or who hold Shares registered in their own names, we are enclosing the following documents:

1.  Preliminary Prospectus/Offer to Exchange, dated June 16, 2009;

2.  Letter of Transmittal to tender Shares for your use and for the information of your clients. Facsimile copies of the Letter of Transmittal (with manual signatures) may be used to tender Shares;

3.  Notice of Guaranteed Delivery to be used to accept the Offer if the certificates for Shares are not immediately available or time will not permit all required documents to reach the Depositary prior to the Expiration Date or the procedures for book-entry transfer cannot be completed on a timely basis;

4.  A printed form letter that may be sent to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee, with space provided for obtaining such clients' instructions with regard to the Offer;

5.  The Schedule 14D-9 of etrials filed with the Securities and Exchange Commission by etrials, which includes the recommendation of the Board of Directors of etrials that stockholders accept the Offer and tender their Shares to Merger Acquisition pursuant to the Offer;

6.  Guidelines of the Internal Revenue Service for Certification of Taxpayer Identification Number on Substitute Form W-9; and

7.   Return envelope addressed to American Stock Transfer & Trust Company, as Depositary.

The Offer is being made in connection with the Agreement and Plan of Merger, dated as of May 30, 2009 (the "Merger Agreement"), by and among Merge Healthcare, Merge Acquisition and etrials, pursuant to which, as soon as practicable following the consummation of the Offer and the satisfaction or waiver of certain conditions, etrials will be merged with and into Merge Acquisition (the "Merger").  Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any extension or amendment), Merge Acquisition will accept for payment and pay for all Shares which are validly tendered prior to the Expiration Date and not theretofore properly withdrawn when, as and if Merge Acquisition gives oral or written notice to the Depositary of Merge Acquisition's acceptance of Shares for payment. In all cases, payment for Shares purchased pursuant to the Offer will be made only after timely receipt by the Depositary of (i) the certificates evidencing the Shares or timely confirmation of a book-entry transfer of Shares into the Depositary's account at The Depository Trust Company pursuant to the procedures set forth in the section of the Preliminary Prospectus entitled "The Offer – Procedure for Tendering," (ii) the Letter of Transmittal (or facsimile thereof), properly completed and duly executed, or an agent's message (as defined in the Preliminary Prospectus) in connection with a book-entry transfer, and (iii) all other documents required by the Letter of Transmittal.

Neither Merge Healthcare nor Merge Acquisition will pay any fees or commissions to any broker or dealer or any other person in connection with the solicitation of tenders of Shares pursuant to the Offer. Merge Acquisition will, however, upon request, reimburse you for customary mailing and handling expenses incurred by you in forwarding the enclosed materials to your clients. Merge Acquisition will pay or cause to be paid any stock transfer taxes incident to the transfer to it of validly tendered Shares, except as otherwise provided in Instruction 6 of the Letter of Transmittal.

YOUR PROMPT ACTION IS REQUESTED. WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, AT THE END OF JULY 14, 2009, UNLESS EXTENDED.

In order to take advantage of the Offer, a duly executed and properly completed Letter of Transmittal (or facsimile thereof), with any required signature guarantees and any other required documents, should be sent to the Depositary, and certificates representing the tendered Shares should be delivered or such Shares should be tendered by book-entry transfer, all in accordance with the Instructions set forth in the Letter of Transmittal and the Preliminary Prospectus. If holders of Shares wish to tender, but it is impracticable for them to forward their certificates or other required documents prior to the Expiration Date, a tender may be effected by following the guaranteed delivery procedures specified under the section of the Preliminary Prospectus entitled "The Offer – Guaranteed Delivery."

Any inquiries you may have with respect to the Offer should be addressed to the Information Agent at our address and telephone number set forth on the back cover page of the Preliminary Prospectus. Additional copies of the enclosed materials may be obtained by calling us toll free at (800) 607-0088, or from brokers, dealers, commercial banks or trust companies.

Very truly yours,

MORROW & CO., LLC

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON AS AN AGENT OF MERGE ACQUISITION, MERGE HEALTHCARE, THE DEPOSITARY, THE INFORMATION AGENT, OR ANY AFFILIATE OF ANY OF THE FOREGOING, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE DOCUMENTS ENCLOSED AND THE STATEMENTS CONTAINED THEREIN.